DLA Piper Rudnick Gray Cary US LLP 4365 Executive Drive, Suite 1100 San Diego, California 92121-2133 T 858.677.1400 F 858.677.1401 W www.dlapiper.com

September 1, 2006

Chardan North China Acquisition Corporation
625 Broadway, Suite 1111
San Diego, California 92101

Ladies and Gentlemen:

We have acted as counsel to Chardan North China Acquisition Corporation, a Delaware corporation (“CNCAC”), and its wholly owned subsidiary, HLS Systems International Ltd, a British Virgin Islands International Business Company (“HLS”), in connection with (i) the transactions described in the Stock Purchase Agreement entered into as of February 2, 2006 (the “Stock Purchase Agreement”), by and among CNCAC, Shanghai Jinqiaotong Industrial Development Co., a Chinese corporation, Wang Changli, Cheng Wusi, Lou An, Team Spirit Industrial Limited, a British Virgin Islands corporation, and OSCAF International Co., a Cayman Islands corporation, and (ii) the proposed merger of CNCAC with and into HLS (the “Redomestication Merger”), pursuant to the Plan of Merger by and between CNCAC and HLS (“Merger Agreement”) which is attached as an exhibit to the Stock Purchase Agreement.

HLS is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form S-4 (the “Registration Statement”) with respect to the common stock of HLS to be issued to CNCAC stockholders pursuant to the Merger Agreement.

If the Redomestication Merger is consummated on the terms and subject to the conditions set forth in the Merger Agreement, then CNCAC will merge with and into HLS, the separate corporate existence of CNCAC will cease and HLS will continue as the surviving corporation. In accordance with the Merger Agreement, one new ordinary share of HLS will be issued to the stockholders of CNCAC for each outstanding share of common stock of CNCAC. Concurrently with or as soon as practicable following the merger of CNCAC with and into HLS, HLS will consummate the purchase of all the issued and outstanding stock of Gifted Time Holdings Limited, a holding company that owns or controls operating companies in the People’s Republic of China, known collectively as HollySys, in accordance with the Stock Purchase Agreement. We have assumed for purposes of the opinion set forth below that such stock purchase will be consummated immediately following the Redomestication Merger as part of a single integrated plan and that the Redomestication Merger will be effected in accordance with laws of the State of Delaware and the British Virgin Islands.

This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act. In connection with this opinion, we have examined, and are familiar with: (i) the Merger Agreement, (ii) the Stock Purchase Agreement, (iii) the Registration Statement and the Proxy Statement/Prospectus (the “Prospectus”) which is contained in the Registration Statement and (iv) such other presently existing documents, records and matters of law as we have deemed appropriate in order to enable us to render this opinion.

Chardan North China Acquisition Corporation
August ___, 2006
Page Two

In rendering this opinion, we have assumed the following (without any independent investigation or review thereof):

1.  The legal capacity of all natural persons, the authenticity of original documents submitted to us, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies, the genuineness of all signatures and the due execution and delivery of all documents;

2.  The due execution and delivery of the Officer’s Tax Certificate delivered to us by CNCAC and HLS on or before the date hereof (the “Officer’s Tax Certificate”);

3.  The truth and accuracy at all relevant times of the representations, warranties and statements of fact made or to be made by CNCAC, HLS and their respective management, employees, officers, directors and stockholders in connection with the Redomestication Merger, including, but not limited to, those set forth in the Registration Statement, the Prospectus, the Merger Agreement and the Officer’s Tax Certificate;

4.  Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification;

5.  The Redomestication Merger will be consummated in accordance with the terms and provisions of the Merger Agreement, in the form attached as an exhibit to the Stock Purchase Agreement, without any waiver or breach of any material provision thereof, and the Redomestication Merger will be effective under applicable law; and

6.  The Redomestication Merger will be reported by CNCAC on its federal income tax return in a manner consistent with the treatment of the Redomestication Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Based upon and subject to (i) the Redomestication Merger being consummated in the manner described in the Merger Agreement, (ii) the accuracy of the Registration Statement and the facts concerning the Redomestication Merger that have come to our attention during our engagement, and (iii) certain representations made by CNCAC and HLS in connection with the issuance of our opinion, the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations of the Redomestication Merger” (the “Tax Section”), insofar as it relates to matters of United States federal tax law or legal conclusions with respect thereto, constitutes our opinion as to all material United States federal income tax consequences of the Redomestication Merger to Chardan and its stockholders based upon current law and the facts and assumptions stated or referred to therein.

Chardan North China Acquisition Corporation
August ___, 2006
Page Three

We express no opinion as to whether such description in the Tax Section addresses all of the United States federal income tax consequences of the Redomestication Merger that may be applicable to CNCAC or HLS, or to any particular CNCAC or HLS stockholder. In addition, we express no opinion as to United States federal, state, local, foreign or other tax consequences, other than as set forth in the Tax Section. Because this opinion is being delivered prior to the effective time of the Redomestication Merger, it must be considered prospective and dependent upon future events. There can be no assurance that changes in the law will not take place which could affect the United States federal income tax consequences of the Redomestication Merger or that contrary positions may not be taken by the Internal Revenue Service.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to our firm name in the Registration Statement. By giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

No opinion is expressed as to any federal income tax consequence of the Redomestication Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein. This opinion may not be relied upon except with respect to the consequences specifically discussed herein. By rendering this opinion, we undertake no responsibility to update this opinion after the date hereof for any reason, including but not limited to, any new or changed facts or law which come to our attention after the date hereof. This opinion is being delivered to you solely in connection with the filing of the Registration Statement and is intended only for the benefit of CNCAC and its stockholders.

Very truly yours,

/s/ DLA Piper Rudnick Gray Cary US LLP

DLA PIPER RUDNICK GRAY CARY US LLP